Exhibit 1A-12.1

May 20, 2025

Worksport Ltd.

2500 N. America Dr.

West Seneca, NY 14224

Re: Offering Statement on Form 1-A/A

Ladies and Gentlemen:

We have acted as counsel to Worksport Ltd., a Nevada corporation (the “Company”), in connection with the preparation and filing of an offering statement on Form 1-A/A (File No. 024-12604) (as amended, the “Offering Statement”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale by the Company of up to 3,100,000 units (the “Units”), each consisting of one share of 8% Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and one warrant (each, a “Warrant”) to purchase one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $4.50 per share, subject to adjustment. The Units will be sold at a price of $3.25 per Unit for gross proceeds of up to $10,075,000. The Warrants are exercisable for a period of 36 months from the date of issuance. The Offering Statement also covers up to 3,100,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and up to 3,100,000 shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Underlying Shares,” and together with the Units, Series C Preferred Stock, and Warrants, the “Securities”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Amended and Restated Articles of Incorporation of the Company, as amended and currently in effect, and the Amended and Restated Bylaws of the Company, as amended and currently in effect;
2.	The Offering Statement and the offering circular included in the Offering Statement (the “Offering Circular”);
3.	The forms of Subscription Agreement and Warrant, and the Certificate of Designation of Series C Preferred Stock (the “Certificate of Designation”);
4.	Resolutions adopted by the Board of Directors of the Company relating to the authorization and issuance of the Securities; and
5.	Such other corporate records, certificates, and other documents as we have deemed necessary or appropriate for purposes of rendering this opinion.

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In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed the due authorization, execution, and delivery of all documents by all parties thereto other than the Company and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Units, when issued and sold pursuant to the Subscription Agreement and in accordance with the Offering Statement and the Offering Circular, will be validly issued;
2.	The shares of Series C Preferred Stock, when issued and sold pursuant to the Subscription Agreement and in accordance with the Offering Statement and the Offering Circular, will be validly issued, fully paid, and non-assessable;
3.	The Warrants, when issued and sold pursuant to the Subscription Agreement and in accordance with the Offering Statement and the Offering Circular, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants; and
4.	The shares of Common Stock issuable upon (a) conversion of the Series C Preferred Stock and (b) exercise of the Warrants, when issued in accordance with the terms of the Certificate of Designation and Warrants, respectively, and when issued against payment therefor, as applicable, will be duly authorized, validly issued, fully paid, and non-assessable.

This opinion is limited to the federal laws of the United States and the laws of the State of Nevada, in each case as in effect on the date hereof. We express no opinion herein concerning any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the offering circular included in the Offering Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is expressed as of the date hereof and is based on facts and laws as of such date. We disclaim any obligation to advise you of any change in law or fact that may occur after the date hereof or to update this opinion for any reason.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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